EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-86614, 33-55904, 333-43670, 333-86840, and 333-111293 each on Form S-8 and Registration No. 333-119721 on Form S-3 of our reports dated March 14, 2005, relating to the consolidated financial statements of LoJack Corporation and to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 14, 2005